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Free Writing Prospectus dated March 27, 2006	Filed Pursuant to Rule 433(d) Registration Statement No. 333-132732 March 27, 2006

Diageo Finance B.V.
US$600,000,000 5.5% Notes due 2013
US$400,000,000 Floating Rate Notes due 2009
Guaranteed as to the Payment of Principal and Interest by Diageo plc

Final Term Sheet

Fixed Rate Notes:

Issuer:	Diageo Finance B.V.
Security:	5.5% Notes due 2013
Distribution:	Registered
Face Amount:	$600,000,000
Net Proceeds:	$596,778,000
Currency:	U.S. Dollars
Underwriting Discount:	0.400%
Reoffer Price:	99.868%
Reoffer Yield:	5.523%
Coupon:	5.5%
Underlying Treasury:	3.875% UST due Feb 2013
Treasury Yield:	4.723%
Spread:	0.800%
Settlement Date:	March 30, 2006
Maturity Date:	April 1, 2013
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2006
Joint Bookrunners:	Citigroup, Credit Suisse, RBS Greenwich Capital

Floating Rate Notes:

Issuer:	Diageo Finance B.V.
Security:	Floating Rate Notes due 2009
Distribution:	Registered
Face Amount:	$400,000,000
Net Proceeds:	$398,980,000
Currency:	U.S. Dollars
Underwriting Discount:	0.250%
Reoffer Price:	100.00%
Base Rate:	3-month U.S. dollar LIBOR
Spread:	0.120%
Settlement Date:	March 30, 2006
Maturity Date:	March 30, 2009
Interest Payment Dates:	March 30, June 30, September 30, December 30, commencing on June 30, 2006
Joint Bookrunners:	Citigroup, Credit Suisse, RBS Greenwich Capital

        Diageo has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Diageo has filed with the SEC for more complete information about Diageo and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect at 011-44-(0)20-7927-5200.

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Diageo Finance B.V. US$600,000,000 5.5% Notes due 2013 US$400,000,000 Floating Rate Notes due 2009 Guaranteed as to the Payment of Principal and Interest by Diageo plc
Final Term Sheet